Exhibit (e)(2)

FIRST AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of November 25, 2025 by and between VegaShares ETF Trust and Foreside Financial Services, LLC (together, the “Parties”) is effective as of March 5, 2026

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated Funds list; and,

WHEREAS, Section 17 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.       Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.       Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.       Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.       This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

VegaShares ETF Trust		Foreside Financial Services, LLC

By:	/s/ Adam Stempel	By:	/s/ Teresa Cowan
Name:	Adam Stempel	Name:	Teresa Cowan
Title:	President	Title:	President
Date:	3/5/2026	Date:	3.5.26

EXHIBIT A

Fund Names

VegaShares Buy Now, Pay Later ETF
VegaShares SPX NDX RTY Premium Income ETF
VegaShares US Equity Autocallable Income ETF